Exhibit 23.01

The Board of Directors

Cadence Design Systems, Inc.:

We consent to the use of our reports dated February 23, 2012, with respect to the consolidated balance sheets of Cadence Design Systems, Inc. and subsidiaries as of December 31, 2011 and January 1, 2011, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California

October 25, 2012